Exhibit 99.1
FOR INFORMATION CONTACT:
Andy Kattos 256-722-7801
Krista Conlin 205-251-2225
SERVISFIRST BANK HUNTSVILLE REACHES $250 MILLION IN ASSETS
HUNTSVILLE, AL — Just two years after opening in the Huntsville area, ServisFirst Bank announced today that it recently exceeded $250 million in assets in the Huntsville/Madison County market, continuing its steady rise as a premier bank in the city. Having experienced a windfall of success soon after its August 2006 opening, ServisFirst Huntsville attributes its success to its unique customer philosophy.
“When we began this venture two years ago, we created a shareholder base of committed local ownership and control; this allows ServisFirst to serve its clients more efficiently and effectively,” says Andy Kattos, President of ServisFirst Bank Huntsville. “We don’t just wait for our clients to call when they need a loan or new account. We take a very proactive approach to helping our clients and companies solve their problems, generate more revenue, reduce expenses, manage their assets and save time — we think all of these components have been integral to our success and are being missed by other banks. We are being told these things by clients that have become frustrated by the bureaucracy of the larger banks which has been compounded by the recent wave of big bank mergers.”
Kattos attributes the bank’s continued growth to the referrals of satisfied clients and shareholders and a team of experienced bankers who are empowered to make decisions for the benefit of their clients.
According to Aegis Technologies’ President, Steve Hill, “the relationship that ServisFirst has built with Aegis Technologies sets them apart from other institutions we have used in the past because they have a great team and have worked diligently to become very knowledgeable about our business.”
ServisFirst focuses on small to medium sized businesses and the professional consumer market emphasizing services such as corporate lending and cash management, government contracting, construction and mortgage lending, commercial real estate lending and private banking which targets entrepreneurs, professionals and corporations.
According to Kattos, ServisFirst Bank has recently broken ground on a new research park office to serve the needs of West Huntsville including the government contractor market in Cummings Research Park, but adds that their superior technology with their cash management tools such as remote deposit capture — a service that allows clients to make deposits at their office or home — negates the need for a significant number of branches and the associated overhead. “This allows us to pass these savings on to our clients in the form of lower fees and higher yields on their accounts.”

ABOUT SERVISFIRST:
ServisFirst Bank was formed in Birmingham in May 2005, opened ServisFirst Bank Huntsville in August 2006, and opened ServisFirst Bank Montgomery in June 2007. More information about ServisFirst Bank may be obtained over the internet at www.servisfirstbank.com.
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